THOR
                                      ----
                                INDUSTRIES, INC.

      419 WEST PIKE STREET - P.O. BOX 629 - JACKSON CENTER, OHIO 45334-0629
                      PHONE 937-596-6849 - FAX 937-596-6539

                              N E W S  R E L E A S E
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Date:    May 1, 2003
Contact: Wade F. B. Thompson or Peter B. Orthwein

       THOR ANNOUNCES HIGHEST QUARTERLY SALES EVER; INCREASE IN RETAIL RV
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    REGISTRATIONS; SURGE IN CONSUMER CONFIDENCE AUGURS WELL FOR RV INDUSTRY.
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Thor Industries,  Inc. (NYSE: THO) announced today record  preliminary sales for the third  quarter and nine months  ended April 30,  2003.

Sales in the quarter were $411.9 million, the highest for any quarter in the company's history, and up 12% from $367.7 million last year. RV sales in the quarter were $358.4 million, up 19% from $300.7 million last year. Bus sales in the quarter were $53.5 million, down 20% from $67.0 million last year.

Sales in the 9 months were $1,148,075,000, up 36% from $844.1 million last year. RV sales in the 9 months were $986.5 million, up 57% from $629.0 million last year. Bus sales in the 9 months were $161.6 million, down 25% from $215.1 million last year.

Thor's recreation vehicle retail registrations were up 9% in the quarter. These positive results were achieved despite the run-up to the Iraq war and the war itself. Complete results are expected to be announced in approximately 4 weeks.

With the Iraq fighting essentially over, the Conference Board's Consumer Confidence index surged to 81 in April compared to 61.4 in March, the second largest gain in the survey's history. This bodes very well for the RV industry. RV industry wholesale shipments of travel trailers, fifth wheels, and motorhomes were up 10% in March and 15% year to date, according to the Recreation Vehicle Industry Association.

Thor is the largest unit manufacturer of recreation vehicles and the largest builder of mid-size buses.


This release includes "forward looking statements" that involve uncertainties and risks. There can be no assurance that actual results will not differ from the Company's expectations. Factors which could cause materially different results include, among others, the success of new product introductions, the pace of acquisitions and cost structure improvements, competitive and general economic conditions, and the other risks set forth in the Company's filings with the Securities and Exchange Commission.